EXHIBIT 3.1

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:00 PM 08/02/1995 950174119 - 2530006

                          CERTIFICATE OF INCORPORATION
                                       OF
                           U.S. TELNET HOLDINGS, INC.



          U.S. TELNET HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST:  The name of the corporation is U.S. TELNET HOLDINGS, INC.

         SECOND: The address of the registered office of the corporation (the "Corporation")in the State of Delaware is 32 Loockerman Square, Suite L100, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares of stock, of which Fifteen Million (15,000,000) shares shall be Preferred Stock, par value $.01 per share ("Preferred Stock"), and Thirty Million (30,000,000) shares shall be Common Stock, par value $.01 per share ("Common Stock").

         No holder of stock of the Corporation shall be entitled as such to any preemptive right to subscribe for, purchase or receive (i) any shares of stock of the Corporation at any time held in its treasury, or (ii) unissued shares of stock of the Corporation, whether authorized at present or hereafter authorized, or (iii) any issue of notes, bonds or debentures, whether or not, convertible into any class of stock of the Corporation, or (iv) any issue of warrants, options or rights to subscribe for shares of any class of stock of the Corporation.

          The powers, designations, preferences, qualifications, limitations, and relative rights of the shares of each class are as follows:

Subdivision A. Preferred Stock.

         The Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting powers,(b) may be subject to redemption at such time or times and at such prices, (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to,




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the dividends  payable on any other class or classes of series of stock, (d) may have such rights upon the dissolution of, or upon any of the assets of, the Corporation, (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments, and (f) shall have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors of the Corporation pursuant to authority to do so which is hereby vested in the Board.

Subdivision B. Common Stock.

         1. Dividends and Liquidation. Subject to those rights expressly granted to the holders of Preferred Stock, the holders of Common Stock shall have (a) the right to receive dividends, when and as declared by the Board of Directors of the Corporation out of the assets of the Corporation available for the payment of dividends under the laws of the State of Delaware, and (b) upon any liquidation (complete or partial), dissolution or winding up of the Corporation, whether voluntary or involuntary, the right to receive ratably all assets of the Corporation remaining after the payment to the holders of Preferred Stock of any amount which such holders are entitled to receive in preference to the holders of Common Stock upon such liquidation, dissolution or winding up of the Corporation, as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock adopted by the Board of Directors, and subject to any right the Preferred Stock may have to participate in the distribution of such assets as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock.

         2. Voting. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the Corporation, on all propositions before such meetings.

         FIFTH:  The name and address of the Incorporator is as follows:

         Name                           Address

         Michael B. Fischer             Rudnick & Wolfe
                                        203 N. LaSalle St., Suite 1800
                                        Chicago, Illinois 60601

         SIXTH: The number of directors of the Corporation which shall constitute the entire Board shall initially be sixteen (16), but such number may be changed from time to time to a number not less than five (5) nor more than sixteen (16) by resolution adopted by a majority of the entire Board; provided, however, that the number of directors constituting the entire Board shall not be decreased by the Board of Directors below the number then in office unless such decrease shall become effective at any annual meeting of stockholders to the extent terms of office are then expiring. As used in this Article SIXTH, "entire Board" means the total number of directors which the Corporation would have if there were no vacancies. Any director or directors may be removed from office only for cause and only by the vote of eighty percent(80%) of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election




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of directors,  voting  together as a single  class.  Any vacancy on the Board of
Directors that results for any reason, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the directors then in office.

          SEVENTH: Any of the following actions must be approved by the holders of two-thirds of the outstanding shares of stock entitled to vote thereon:

                  (a) a plan of merger in which the Corporation merges into another corporation or in which one or more corporations (other than solvent corporations at least 90% of the outstanding share of each class of which are owned by the Corporation) merge into the Corporation, or a plan of consolidation with one or more corporations or a plan of mandatory share exchange with another corporation;

                  (b) a sale, lease, exchange or other disposition of all, or substantially all, of the Corporation's property and assets, with or without goodwill, if not made in the usual and regular course of the Corporation's business; and

                  (c) the voluntary dissolution of the Corporation.

          EIGHTH: The following provisions are inserted for management of the business and conduct of the affairs of the Corporation and to define and regulate the powers of the Corporation, the directors and the stockholders:

                  (a) Election of directors need not be by written ballot unless the by-laws so provide.

                  (b) The Board of Directors of the Corporation shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the corporation; to fix and vary the amount of capital stock or cash to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

                  (c) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote there at (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

                  (d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to




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         exercise  all such  powers  and do all such  acts and  things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate and to any by-laws from time to time made by the stockholders; provided however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

         NINTH: The Corporation shall to the full extent provided by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

         TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the Provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any of the provisions contained in its certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation; provided, that the affirmative vote of the holders of record of outstanding shares representing at least two-thirds (2/3rds) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally, voting together as a single class, shall be required to amend, alter, change or repeal any provision of, or to adopt any provision or provisions inconsistent with Articles SIXTH and SEVENTH of this Certificate of Incorporation.

         TWELFTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article TWELFTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. No amendment to or repeal of this Article TWELFTH shall apply to or have any effect




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on the liability or alleged  liability of any director of the Corporation for or with respect to any acts or omissions of such director and occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to
authorize   corporate  action  further  eliminating  or  limiting  the  personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal.

DATED: August 2, 1995.

/s/  Michael B. Fischer